UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2008
Medtronic, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota	55432
(Address of principal executive offices)	(Zip Code)
(763) 514-4000
(Registrant’s telephone number, including area code):
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Press Release

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Michael DeMane has informed Medtronic of his decision to resign as Chief Operating Officer of Medtronic effective April 30, 2008 and has entered into an agreement with Medtronic to address the terms of his continued employment with Medtronic.
The agreement provides that Mr. DeMane will remain an employee until May 31, 2009 or, if earlier, the date of an Event of Default under the agreement. During the term of his employment he will continue to receive his current salary and will be eligible to participate in the broad-based benefit plans, programs and arrangements generally available to Medtronic U.S. employees, including participating in Medtronic’s incentive plan for fiscal year 2008. If Mr. DeMane remains an employee until May 31, 2009, then Medtronic will pay him lump sum separation amounts of $362,500.00 and $688,750, representing six months salary and his bonus for fiscal year 2009 respectively. Mr. DeMane also will be entitled to tax equalization amounts for income that he earned as an employee of Medtronic that is subject to non-US taxes, consistent with Medtronic’s tax equalization policy. The agreement contains confidentiality, non-compete and non-solicitation provisions.

Item 9.01	Financial Statements and Exhibits.
99.1	Press Release of Medtronic, Inc., dated April 29, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.
	By:	/s/ Terrance L. Carlson
Date: April 29, 2008		Terrance L. Carlson
Senior Vice President, General Counsel and Corporate Secretary